Exhibit 23a2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (this "Post-Effective Amendment No. 1") of Fortune Brands, Inc. ("Registrant"), and the prospectuses related hereto, of our report dated February 3, 2000 relating to the consolidated financial statements, appearing in the 1999 Annual Report to Stockholders of Registrant, which is incorporated by reference in Registrant's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 3, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS  LLP

Chicago, Illinois
April 28, 2000